Exhibit 99.1

Resideo Completes Acquisition of Snap One

NEWS PROVIDED BY

Resideo Technologies, Inc. →

Jun 14, 2024, 10:18 ET

Expands Presence in Smart Living Products and Distribution

Enhances Resideo’s growth and margin profile and accretive to non-GAAP Adjusted EPS in first full year of ownership

Welcomes Nate Sleeper and John Stroup of Clayton, Dubilier & Rice LLC to Board of Directors

SCOTTSDALE, Ariz, June 14, 2024 /PRNewswire/ — Resideo Technologies, Inc. (NYSE: REZI), a leading global manufacturer and distributor of technology-driven products and solutions that provide home comfort, security, life safety and energy efficiency to consumers, today announced that it has completed the acquisition of Snap One (Nasdaq: SNPO), a leading provider of smart-living products, services, and software to professional integrators. Resideo will integrate Snap One into its ADI Global Distribution segment. Together, ADI and Snap One will provide integrators an increased selection of both third-party products and proprietary offerings through an extensive physical branch footprint augmented by industry leading digital capabilities.

As previously communicated, the all-cash transaction was for $10.75 per Snap One common share, or a total transaction value of approximately $1.4 billion, inclusive of Snap One net debt as of the closing.

“We are pleased to complete this transaction and excited to officially welcome the Snap One team to Resideo,” commented Jay Geldmacher, Resideo’s President and Chief Executive Officer. “This is an important step in our ongoing transformation across Resideo as we focus on accelerating profitable growth. Snap One’s expertise serving smart living integrators and innovative Control 4 and home automation offerings immediately expand Resideo’s capabilities across security, audio visual and smart living markets. The combination better positions the business in attractive growth categories, adds new higher-margin proprietary products and services, and broadens ADI’s customer base. Resideo’s future is bright as we work to simplify the connected world, creating value for our customers and shareholders.”

Resideo continues to expect annual run-rate business and financial synergies of approximately $75 million by 2027. The transaction is expected to be accretive to full year 2025 Adjusted EPS resulting from favorable revenue growth and an enhanced margin profile to ADI and the company as a whole. Resideo intends to update its 2024 annual outlook to reflect the acquisition during its second quarter earnings call in early August.

In connection with the closing of the Snap One transaction, as previously announced, investment funds managed by affiliates of Clayton, Dubilier & Rice LLC completed their $500 million convertible preferred stock investment in Resideo. Effective at the closing, Nate Sleeper and John Stroup, partners at CD&R, joined the Board of Directors of Resideo. Both bring significant experience in the specialty distribution and building products markets. Mr. Sleeper has been with CD&R since 2000 and has served as its Chief Executive Officer since January 2020. Prior to joining CD&R, he worked in the investment banking division of Goldman Sachs & Co. Mr. Stroup became a partner at CD&R in 2024, having served as an operating advisor since 2021. Prior to this, Mr. Stroup served as President and Chief Executive Officer of Belden, Inc. from 2005 to 2020 and as Belden’s Chairman from 2016 to 2020. Prior to joining Belden, Mr. Stroup led Danaher Corporation’s Motion Group.

About Resideo

Resideo is a leading global manufacturer and developer of technology-driven products and components that provide critical comfort, energy management, and safety and security solutions to over 150 million homes globally. Through our ADI Global Distribution business, we are also a leading wholesale distributor of professionally installed electronic security and life safety products for commercial and residential markets and serve a variety of adjacent product categories including audio visual, data communications, and smart home solutions. For more information about Resideo, please visit www.resideo.com.

Contacts:

Resideo Investors:	Resideo Media:

Jason Willey	Adrienne Zimoulis

Vice President, Investor Relations	Sr. Director of Communications

investorrelations@resideo.com	adrienne.zimoulis@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the second quarter 2024 and full year 2024, (2) our ability to recognize the expected savings from, and the timing and impact of, our existing and anticipated cost reduction actions, and our ability to optimize our portfolio and operational footprint (3), the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with Honeywell in connection with our spin-off, (4) risks related to our recently completed acquisitions including our ability to achieve the targeted amount of annual cost synergies and successfully integrate the acquired operations (including successfully driving category growth in connected offerings), (5) the ability of Resideo to drive increased customer value and financial returns and enhance strategic and operational capabilities as a result of the completion of the Snap One transaction, (6) the ability of to achieve the targeted amount of synergies and the related valuation implications arising from the Snap One transaction, (7) the accretive nature of the Snap One transaction to Resideo’s non-GAAP EPS in the first full year of ownership and the growth and margin profile of the combined businesses, (8) the ability to accelerate brand strategy as a result of the Snap One transaction, (9) the ability to integrate the Snap One business into Resideo and realize the anticipated strategic benefits of the transaction, including the anticipated operational and strategic benefits of the transaction, and (10) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward looking statements.

SOURCE Resideo Technologies, Inc.